Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Realty Income Corporation:

We consent to the incorporation by reference in Registration Statement No. 333-133241 on Form S-3 of Realty Income Corporation and to the incorporation by reference in Registration Statement Nos. 033-95708, 333-102080 and 333-105504 on Form S-8 of Realty Income Corporation of our report dated February 10, 2009, with respect to the consolidated balance sheets of Realty Income Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008, the related financial statement Schedule III, and the effectiveness of internal control over financial reporting as of December 31, 2008, which report appears in the December 31, 2008, annual report on Form 10-K of Realty Income Corporation.

/s/ KPMG LLP
KPMG LLP

San Diego, California
February 10, 2009